Exhibit 10.1

FULL HOUSE RESORTS, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVES

PURPOSE

The Full House Resorts, Inc. Annual Incentive Plan for Executives (the "Plan") is an annual short term incentive plan designed to reward executives of Full House Resorts, Inc. (the "Company") for achieving pre-established corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating executives toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives.

ARTICLE 1
ELIGIBILITY AND PARTICIPATION

Section 1.1     Participation in the Plan is limited to the following executives of the Company: (a) Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Marketing Officer and Chief Development Officer; and (b) such other executives, in each case, as determined by the Committee in its discretion. At or prior to the time performance objectives for a "Performance Period" are established, as described in Section 2.2 below, the Committee (as described in Section 6.1) will designate in writing which executives among those eligible shall participate in the Plan for such Performance Period (the "Participants").

ARTICLE 2
PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

Section 2.1    The fiscal year of the Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period with respect to which bonuses shall be calculated and paid under the Plan (the "Performance Period") shall generally be the Plan Year but may be longer or shorter than a Plan Year; provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan, which need not be identical for all Participants.

Section 2.2    The Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained.

Section 2.3    Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; debt refinancing and interest rate reduction; productivity; equity capital raised; consummation of debt and equity offerings; consummation of capital projects on time and within budget; recruitment, consummation of successful mergers and acquisitions or other corporate developments; minimizing dilution to the common stockholders; development and maintenance of talent; and other events at the discretion of the Committee. The foregoing performance goals shall have any reasonable definitions that the Committee may specify and may be compared to the performance of a group of comparable companies, or a published or special index, that the Committee, in its discretion, deems appropriate. Measurements of the Company's or a Participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established.

Section 2.4    Without limiting the generality of Section 2.3, the Committee may adjust the performance goals (including to pro-rate goals and payments for a partial Performance Period) in the event of the following occurrences: (a) non-recurring events, including divestitures reorganizations and spin-offs; (b) mergers and acquisitions; and (c) financing transactions.

ARTICLE 3
DETERMINATION OF BONUS AWARDS

Section 3.1    As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant's bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2. The Committee shall have discretion to increase the amount of any Participant's bonus as so determined for any Performance Period, or may reduce or totally eliminate any Participant's bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant's performance or any other factors material to the goals, purposes, and administration of the Plan.

ARTICLE 4
PAYMENT OF BONUS AWARDS

Section 4.1    Approved bonus awards shall be payable by the Company in cash or Common Stock (or any combination of cash or Common Stock as determined by the Committee in its discretion) to each Participant, or to the Participant's estate in the event of the Participant's death, between January 1st and March 15th of the Plan Year following the Plan Year to which the bonus awards relate, subject to the Committee's certification in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

Section 4.2    A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the date bonus awards are paid may be prorated or not paid based on the sole and absolute discretion of the Committee.

Section 4.3    Any portion of a bonus award made in the form of Common Stock under the Plan shall be subject to the terms and conditions (including the applicable share limitations) of the Company's 2015 Equity Incentive Plan, as amended from time to time, or any other plan adopted by the Company pursuant to which shares of Common Stock may be granted (the "Equity Plan"). "Common Stock" means common stock of the Company, par value $0.0001 per share.

Section 4.4    If the Committee determines that payment of all or a portion of a bonus award shall be made in the form of Common Stock, the Committee shall calculate the number of shares of Common Stock that shall be credited to Participant in payment of the bonus award based upon (i) the cash amount that would be payable to Participant if the bonus award or the portion thereof to be made in the form of Common Stock were instead paid in cash, and (ii) the value of a share of Common Stock on the date of grant specified by the Committee.

ARTICLE 5
OTHER TERMS AND CONDITIONS

Section 5.1    No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section 5.2    Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee's compensation at any level.

Section 5.3    The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section 5.4    All bonus awards shall be subject to the Company's clawback policies, as may be amended from time to time.

Section 5.5    The Company intends that the Plan and all bonus awards avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, the Plan shall be interpreted to that end. Notwithstanding any contrary provision in the Plan, any payments of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be paid under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of his or her termination of employment (which for this purpose shall mean a "separation from service" under Section 409A of the Code) shall be delayed for the first six months following such termination (or, if earlier, the date of death of the specified employee) and shall instead be paid on the first payroll date that immediately follows the end of such six-month period (or the first payroll date scheduled after the death of the specified employee).

ARTICLE 6
ADMINISTRATION

Section 6.1    Until changed by the Board of Directors of the Company (the "Board"), the Compensation Committee of the Board shall constitute the Committee hereunder.

Section 6.2    The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section 6.3    Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section 6.4    The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section 6.5    The Committee reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee.

Section 6.6    No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

Section 6.7    The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.